SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TAC Acquisition Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Press Release	Source: TAC Acquisition Corp.

AVIEL Systems names Vincent Kiernan as CFO

Former SVP of Finance of Anteon International to join AVIEL executive team

MCLEAN, VA – (MARKET WIRE) – June 26, 2006 – AVIEL Systems, Inc. announced today that it has hired Vincent Kiernan as Chief Financial Officer. Kiernan, formerly SVP of Finance for Anteon International, will join the company immediately, and assist CEO John Chapel in overseeing the finance, reporting and corporate development functions at the company.

CEO Chapel said, “We are happy to welcome Vince to the company. His experience is perfectly suited for the next phase of AVIEL’s growth. He helped lead the finance team in his eight years at Anteon, as that company grew from $310 million to more than $2 billion in market value at the time of its sale to General Dynamics earlier this month. We look forward to adding his capabilities to an already strong executive team.”

Kiernan added, “I am excited to join AVIEL and believe the company’s people and prospects are among the best in the federal government IT services field. The management team has the experience, relationships and expertise to build a company of substantially greater size, especially given its high-quality and highly-skilled personnel, and its business with high-growth federal agencies such as the Department of Homeland Security. “

Kiernan was with Anteon from 1998 to 2006 as Senior Vice President of Finance where he maintained oversight of the finance and accounting functions, including SEC and internal reporting, budgeting and accounting systems. He was also actively involved in due diligence, acquisition and integration of the nine companies Anteon acquired. Prior to joining Anteon, Mr. Kiernan was a managing director at KPMG Peat Marwick from 1995 to 1998. Kiernan is a Certified Management Accountant and a member of the Institute of Management Accountants. He received his M.B.A. from the College of William and Mary and B.S. degree in Business from Wake Forest University.

AVIEL Systems recently announced its intention to merge with TAC Acquisition Corp. (OTC BB: TACA), a Greenwich, CT-based special purpose acquisition company, for total consideration of approximately $100 million.

About AVIEL Systems, Inc.

Headquartered in McLean, Virginia, AVIEL Systems, Inc. is a provider of IT and management consulting solutions to the federal government in areas critical to national security, transportation and defense. AVIEL was formed earlier this year to serve as a holding company for OPTIMUS Corporation and Performance Management Consulting, Inc.

About TAC Acquisition Corp.

TAC Acquisition Corp. is a publicly-traded company formed for the purpose of acquiring an operating business in the following technology-related sectors: software, IT services, media, telecommunications, semiconductor, hardware, internet and technology-enabled services. Approximately $120 million of net proceeds was raised through TAC’s initial public offering in June 2005 (symbol: TACA).

Forward-looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

###

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	TAC being a development stage company with no operating history;
•	TAC’s dependence on key personnel, some of whom may not remain with TAC following a business combination;
•	risks that the acquisition of AVIEL or another business combination may not be completed due to failure of the conditions to closing being satisfied or other factors;
•	TAC personnel allocating their time to other businesses and potentially having conflicts of interest with our business;
•	the ownership of TAC’s securities being concentrated; and
•	risks associated with the federal services sector in general and the defense and homeland security sectors in particular;

as well as other relevant risks detailed in TAC’s filings with the U.S. Securities and Exchange Commission. The information set forth herein should be read in light of such risks. TAC does not assume any obligation to update the information contained in this press release.

Stockholders of TAC are urged to read the proxy statement regarding its proposed acquisition of AVIEL when it becomes available as it will contain important information regarding AVIEL and the transaction. Copies of the proxy statement and other relevant documents filed by TAC, which will contain information about TAC and AVIEL, will be available when filed and without charge at the U.S. Securities and Exchange Commission’s Internet site (http://www.sec.gov). The definitive proxy statement, when available, may also be obtained from TAC without charge by directing a request to TAC Acquisition Corporation, 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 attn: Dana Serman.

TAC and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition of AVIEL. Information regarding TAC’s directors and executive officers is available in its Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement to be filed with the U.S. Securities and Exchange Commission when it becomes available.

Company Contact:

Jonathan Cohen

Chief Executive Officer

TAC Acquisition Corp.

(203) 661-2594